Exhibit 99.1

Oxford Immunotec Announces Appointment of Mark Klausner to the Board of Directors

OXFORD, United Kingdom and MARLBOROUGH, Mass., March 1, 2018 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq:OXFD), a global, high-growth diagnostics company, today announced the appointment of Mark Klausner to the Company's Board of Directors. Mr. Klausner will also serve as a member of the Board’s Audit Committee and Nominating Committee.

“We are pleased to further strengthen our Board of Directors through the appointment of Mark,” said CEO, Dr. Peter Wrighton-Smith. “Mark’s decades of experience working with companies in the healthcare industry and specifically in diagnostics will be highly valuable to the Company.”

Mr. Klausner is the Co-Founder and Managing Partner of Westwicke Partners, a capital markets advisory and investor relations firm focused on the healthcare industry. Prior to co-founding Westwicke Partners in 2006, Mr. Klausner was a Managing Director in the Equity Capital Markets group at Wachovia Corporation (now Wells Fargo Corporation) from 2004 to 2006. Prior to this, from 1991 to 2004, he worked in investment banking, equity capital markets and commercial banking positions at firms including Deutsche Bank (and predecessor firms Bankers Trust and Alex. Brown & Sons), Merrill Lynch (now Bank of America Merrill Lynch) and Citibank. Mr. Klausner earned a Bachelors degree in Economics and Computer Science from Colgate University and a Masters in Business Administration from the University of Virginia Darden School of Business.

“I am excited to join the Oxford Immunotec Board of Directors,” said Mr. Klausner. “I have followed the Oxford Immunotec story closely since prior to the Company’s initial public offering and have been impressed with Oxford’s progress towards becoming a leader in the global immunologic diagnostics industry.”

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company's second product line is a range of assays for tick-borne diseases, such as Lyme disease. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd. Immunetics is a trademark of Immunetics, Inc.

CONTACT:

For Media and Investor Inquiries:

Karen Koski

Head of Strategy and Investor Relations

Oxford Immunotec

Tel: +1 (508) 556-1377

kkoski@oxfordimmunotec.com